SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                    THE SECURITIES EXCHANGE ACT OF 1934

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                              DEXTER CORPORATION
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               As filed with the Commission on June 30, 2000


                     [Letterhead of Dexter Corporation]



July 1, 2000



Dear Dexter Shareholder:

Even with the short postponement of our Annual Meeting -- now scheduled for 10 A.M. (EDT) on Friday, July 14 -- time is extremely short. Now the facts are clear: Your Board has demonstrated its commitment to maximize shareholder value.

SIMPLY PUT, YOUR BOARD IS ASKING YOU TO VOTE FOR A SLATE OF NOMINEES THAT HAS ALREADY DELIVERED ON ITS PROGRAM DEDICATED TO MAXIMIZING THE VALUE OF YOUR SHARES AND IS COMMITTED TO COMPLETING THAT PROGRAM VERY QUICKLY.


                       VOTE YOUR WHITE PROXY PROMPTLY


Last week your Board authorized the Company to sign definitive agreements to sell assets worth $675 million, with we believe more to come very shortly.

In stark contrast, we think Sam Heyman and ISP have demonstrably failed to do anything that they said they would do for you. IN OUR VIEW, SAM HEYMAN HAS LOST ANY CLAIM OR CREDIBILITY HE PURPORTED TO HAVE TO REPRESENT YOU ON THE DEXTER BOARD.

Consider for yourself the following:

o ISP began its own campaign with a simple theme: Dexter's Chemicals and Life Sciences segments should be separated.

     WHY DOES ISP OPPOSE DEXTER'S PROGRAM TO ACHIEVE THIS SAME RESULT?

o ISP cited a handful of reasons for RENEGING on its offer to acquire Dexter for $50 per share in cash plus a CVR.

     WERE NOT ALL OF ISP'S CLAIMED REASONS ALREADY WELL-KNOWN TO ISP WHEN IT RAISED ITS BID FROM $45 TO $50?

Consider also the following:

o ISP has repeatedly refused to negotiate either with Dexter or with other credible bidders for segments of the Company.

     DID ISP NOT KNOW THAT THESE NEGOTIATIONS HELD OUT A LIKELY PROSPECT OF HIGHER VALUES FOR DEXTER SHAREHOLDERS?

o ISP refused to accept Dexter's offer of $49 per share for its shares in Life Technologies, WHICH IMPLICITLY VALUED DEXTER'S 18.8 MILLION LIFE TECHNOLOGIES SHARES AT $940 MILLION OR MORE.

     WHY IS ISP PROPOSING THAT ALL OF DEXTER IS WORTH ONLY $45 PER SHARE ($1.04 BILLION) -- WHICH VALUES DEXTER EXCLUDING LIFE TECHNOLOGIES AT LESS THAN $100 MILLION?


     IS ISP'S $45 OFFER VALUE MAXIMZATION FOR DEXTER SHAREHOLDERS
     -- OR JUST FOR SAM HEYMAN AND THE OTHER ISP SHAREHOLDERS?


Remember -- last week Dexter announced the following:

   o Sale of Electronic Materials, Adhesives and Polymer Systems to Loctite Corporation FOR $400 MILLION IN CASH.

   o  Sale of Nonwoven Materials to Ahlstrom Paper Group FOR $275 MILLION
      IN CASH.

   o ACTIVE DISCUSSIONS FOR THE SALE OF COATINGS, the only remaining business segment of Dexter's wholly owned businesses.

   o AGGRESSIVE FOCUS ON ACHIEVING MAXIMUM VALUE FOR LIFE TECHNOLOGIES, OF WHICH DEXTER OWNS 18.8 MILLION SHARES OR MORE THAN 75% OF THE COMPANY.


               WHAT WAS ISP'S REACTION TO THIS ANNOUNCEMENT?


Just as it has done on two other occasions without success, it immediately ran to the Federal District Court in Connecticut. THIS TIME IT IS ASKING THE COURT TO STOP THE SALE OF ELECTRONIC MATERIALS, ADHESIVES AND POLYMER SYSTEMS FOR $400 MILLION.

ASK YOURSELF WHY ISP WANTS TO DELAY -- OR POTENTIALLY PREVENT -- YOU FROM RECEIVING THE BENEFITS OF DEXTER'S $675 MILLION IN ASSET SALES.

         CONSIDER THIS: ISP claims the asset sale to Loctite requires a statutory 2/3 shareholder vote because it is allegedly a part of a plan to "sell all or substantially all" of Dexter's assets.

         BUT, as has often been the case, the facts contradict ISP's contention:

         FIRST, Electronic Materials, Adhesives and Polymer Systems represent only about 23% of Dexter's operating assets, 24% of its revenues and approximately 21% of its EBITDA.

         SECOND, the sale of Nonwoven Materials is subject to a Dexter shareholder vote because ISP's threats of litigation caused the buyer to insist on a shareholder vote, despite recognizing that it most probably was not required.

         THIRD, any future transaction involving Life Technologies will inevitably require still another Dexter shareholder vote.

ASK YOURSELF WHY ISP IS TRYING TO ENJOIN THE SALE OF ELECTRONIC MATERIALS, ADHESIVES AND POLYMER SYSTEMS WHEN WE BELIEVE IT IS ONLY ONE TRANSACTION AND IT IS NOT EVEN CLOSE TO "ALL OR SUBSTANTIALLY ALL" OF DEXTER'S ASSETS.

WE BELIEVE THE REASON IS THAT ISP WANTS TO ACQUIRE THOSE ASSETS ITSELF, BUT DOES NOT WANT TO PAY A COMPETITIVE PRICE FOR THEM.

If you want to see the Dexter asset sales close as quickly as legally possible, ask yourself whether you can afford to put ISP's representatives in Dexter's boardroom. REMEMBER --THESE ARE THE SAME PEOPLE WHO ARE SUING TO ENJOIN THE SALE OF THE ASSETS WE BELIEVE THEY DESPERATELY WANT -- BUT REFUSED TO BID FOR SEPARATELY AGAINST LOCTITE AND OTHERS.

                 CAN YOU AFFORD TO ENTRUST YOUR INVESTMENT
                      TO SAM HEYMAN AND HIS NOMINEES?

We think your Board has demonstrated its exclusive commitment and dedication to your interests -- and your interests alone. We think the stakes are too high for you to trust anyone else with your interests at this critical juncture in the Board's program to maximize shareholder value now.

Your Board has acted responsibly and fairly in protecting your interests. Deliver a strong message to ISP. Reject Sam Heyman and his nominees. DON'T SIGN THE GOLD PROXY EVEN AS A PROTEST VOTE. You have every legal right to change your mind. Only your latest dated proxy will be counted

WE ASK YOU TO VOTE TO SUPPORT YOUR PRESENT BOARD AND ITS PROGRAM TO MAXIMIZE VALUE. Please sign, date and mail the WHITE proxy card today.

           TIME IS SHORT - PLEASE DO NOT WAIT ANY LONGER TO VOTE!

We appreciate your continued interest in Dexter and especially appreciate your patience. If you have any questions or need assistance in voting your please call us or call MacKenzie Partners at the numbers listed below.


On Behalf of the Board of Directors

Sincerely,


/s/ K. Grahame Walker

K. Grahame Walker
Chairman and Chief Executive Officer
















NOTE -- We are required to include with all communications regarding our program to maximize value for our stockholders the following cautionary statement -- "No assurance can be given that shareholder value will be maximized."